EXHIBIT 99.1

[iVillage Logo]

FOR IMMEDIATE RELEASE

Hearst Enters Into Web Site Services Agreement With iVillage

Agreement Extends Relationship Through 2007

NEW YORK – July 29, 2004 –iVillage Inc. (NASDAQ: IVIL), The Internet For WomenTM, a leading Internet-based content source for women and the number one women’s community online, today announced that Hearst Communications, Inc. has entered into a Web Site Services Agreement that extends the companies’ magazine content license and hosting relationship for an additional three years. This agreement is based on the substantive terms of the previously announced Memorandum of Understanding entered into by the parties in May 2004. The agreement amends, restates and supersedes the Amended and Restated Magazine Content License and Hosting Agreement between the parties.

Under the terms of the agreement, Hearst will pay to iVillage approximately $12.5 million over three years for hosting and production services related to the following Hearst magazine Web sites, all of which will continue to be incorporated into The iVillage Network: Cosmopolitan, Country Living, Good Housekeeping, Redbook, House Beautiful, Marie Claire and Town & Country. iVillage will receive approximately $4.15 million in fees for each year of the agreement, reflecting an expanded scope of services and increase in fees of more than 35% when compared to the amount of service fees received from the prior agreement in fiscal year 2003.

Pursuant to the agreement, iVillage will receive a commission on sales of magazine subscriptions generated through links from The iVillage Network.  The new commission rates contain a performance component that can allow the rates to increase to almost double the current fixed rate.  In the event that magazine subscription sales do not reach a certain threshold in the second year, iVillage would not be entitled to such commissions during the final year.  iVillage continues to be one of Hearst’s leading online sources of new subscriptions.

Advertising inventory on the magazine Web sites will continue to be sold by iVillage. Hearst will continue to receive a revenue share from iVillage on a percentage of the advertising sales appearing on the magazine Web sites. The guaranteed minimum paid to Hearst on this revenue share is reduced from the levels in the current agreement and the commission percentages are no longer fixed. The minimum guarantee and percentage of shared revenue may vary down to zero and are based on the level of net paid subscription sales generated on The iVillage Network and through other distribution opportunities.

iVillage is no longer required to offer Hearst, and Hearst is no longer obligated to purchase, advertising on The iVillage Network. Previously, iVillage was required to allocate advertising space to Hearst at the lowest available rates. iVillage now will be able to sell this space to any advertiser at negotiated rates.

Douglas W. McCormick, Chairman & Chief Executive Officer, iVillage Inc. said, “Our extended relationship and increase in the scope of the work we will perform is a great reflection of the value iVillage offers to Hearst. We are very pleased to extend and expand our relationship with them for another three years.”

The agreement announced today between iVillage and Hearst is separate and in addition to other agreements between Hearst Communications and iVillage, including the agreement related to the Hearst Teen Online Network of magazine Web sites.

About The Hearst Corporation

The Hearst Corporation (www.hearst.com) is one of the nation’s largest diversified communications companies.  Its major interests include magazine, newspaper and business publishing, cable networks, television and radio broadcasting, Internet businesses, television production, newspaper features distribution, and real estate.

About iVillage Inc.

iVillage is “the Internet for women” and consists of several online and offline media-based properties that seek to enrich the lives of women, teenage girls and parents through the offering of unique content, community applications, tools and interactive features. iVillage Inc. (Nasdaq: IVIL) was established in 1995 and is headquartered in New York City.

Average monthly page views for iVillage.com and its affiliate Web sites (“The iVillage Network”) were more than 370 million for the quarter ended March 31, 2004. In June 2004, according to comScore Media Metrix, The iVillage Network ranked 29th among the top 100 Web and Digital Media properties with approximately 16 million unique visitors in the United States and had an average reach of more than 10% of the total online population and more than 15% of women 18+ online. Also, according to the same report, The iVillage Network was the number one “women’s community site” and the number three “community site” overall on the Web.

For more information about iVillage, visit www.ivillage.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

iVillage Inc. has included in this press release certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning iVillage’s business, operations and financial condition. The words or phrases “can be,” “expects,” “may affect,” “anticipates,” “may depend,” “believes,” “estimates,” “plans,” “projects” and similar words and phrases are intended to identify such forward-looking statements. These forward-looking statements are subject to various known and unknown risks and uncertainties and iVillage cautions you that any forward-looking information provided by or on behalf of iVillage is not a guarantee of future results, performance or achievements. Actual results could differ materially from those anticipated in these forward-looking statements due to a number of factors, some of which are beyond iVillage’s control. In addition to those risks discussed in iVillage’s other press releases, public filings and statements by iVillage’s management, factors that may cause iVillage’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward looking statements include: (i) the volatile and competitive nature of the Internet industry and the media industry, (ii) changes in domestic and foreign economic, political and market conditions, (iii) the effect of federal, state and foreign regulation on iVillage’s business, (iv) the impact of recent and future acquisitions and joint ventures on iVillage’s business and financial condition, (v) iVillage’s ability to establish and maintain relationships with advertisers, sponsors, and other third-party providers and partners, (vi) iVillage’s ability to maintain or increase user traffic levels, (vii) the loss of one or more of iVillage’s largest customers and (viii) the impact of pending litigation on iVillage’s business, results of operations and financial condition. All such forward-looking statements are current only as of the date on which such statements were made. iVillage does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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CONTACTS:	iVillage Inc.	The Hearst Corporation

	Carl Fischer	Paul Luthringer
	212.600.6502	212.649.2540
	cfischer@mail.ivillage.com	pluthringer@hearst.com